KeyOn Announces Acquisition of Network Assets in Iowa and Minnesota
Increasing Revenues by Nearly 30% on an Annualized Basis

-     The acquisition represents the fourth under KeyOn’s Rural UniFi program, its third in 2010, and eighth acquisition overall -

OMAHA, NE (May 4, 2010) -- KeyOn Communications Holdings, Inc. (OTCBB: KEYO), one of the largest providers of wireless broadband, satellite video and voice over Internet protocol (VoIP) services in the United States, announced the signing of an agreement to acquire, for a combination of stock and assumption of debt, substantially all of the wireless broadband assets of Dynamic Broadband Corporation, a wireless internet service provider with operations in Iowa and Minnesota adjacent to KeyOn’s current Iowa markets. As with prior acquisitions, the proximity of the network and other synergies are intended to allow the company to efficiently integrate operations, resulting in immediate expense savings.

The wireless broadband assets, which exclude a managed services business known as “X-Wires”, generate approximately $1.9 in annualized revenues an amount equal to approximately 28% of KeyOn’s revenue in fiscal year 2009. Additionally, as a result of cost synergies, KeyOn believes that the acquisition will be immediately accretive to earnings generating over $700,000 of annualized EBITDA. KeyOn management expects that the acquisition will generate positive pro forma EBITDA for the Company and significant accretion on an EBITDA per share basis which will be announced at closing.

Jason Lazar, KeyOn’s Vice President of Corporate Development and General Counsel, stated, “Dynamic Broadband’s business will materially increase our top-line revenues and will contribute meaningfully to EBITDA. Rural UniFi is one of our core growth initiatives and we are excited about not only increasing our footprint in Iowa, but also initiating coverage in Minnesota - our twelfth state.”

KeyOn’s Rural UniFi program is a strategic acquisition initiative designed for independent wireless broadband companies that allows those operators to realize immediate value from their networks by joining KeyOn. The Dynamic Broadband acquisition is expected to close in the second quarter of 2010 and will be KeyOn’s eighth completed acquisition.

Because of the lack of available broadband options, rural markets are often served by independent wireless operators who provide valuable broadband services to their communities. Estimates put the number of independent wireless broadband companies at over 2,000, making the industry quite fragmented. Historically, without access to capital, these companies can experience growth challenges, as well as inefficient cost structures associated with smaller customer bases. These factors have contributed to the fact that rural markets lag their urban and suburban counterparts in terms of home broadband penetration by over 20 percent (approximately 46% versus 67% broadband penetration for suburban and urban, respectively).

“We’re very pleased to be able to participate in KeyOn’s Rural UniFi initiative and believe that the addition of the Dynamic Broadband networks and subscribers will help propel KeyOn to further successes in delivering valuable broadband services in rural markets,” commented Mike Brown, CEO of Dynamic Broadband. “The ultimate consummation of this transaction will be positive for Dynamic Broadband’s customers and key stakeholders.”

Interested wireless broadband operators can visit KeyOn’s unique initiative through the company’s website (www.keyon.com/ruralunifi.html) where they can receive more information and begin the qualification process.

About KeyOn Communications Holdings, Inc.

KeyOn Communications Holdings Inc. (OTC BB: KEYO) is one of the largest providers of wireless broadband, satellite and voice over Internet protocol (VoIP) services in the United States, primarily targeting underserved markets with populations generally less than 50,000. KeyOn offers broadband services with VoIP and satellite video services to both residential and business subscribers across 11 Western and Midwestern states. Through a combination of organic growth and acquisitions, KeyOn has expanded its network footprint to reach approximately 50,000 square miles and cover nearly 2,500,000 people as well as small-to-medium businesses. With its successful track record of acquiring companies and growing its core subscriber base, KeyOn is one of the leading wireless broadband companies in the United States. Management intends to drive subscriber growth through additional acquisitions as well as organic growth across the company’s expanding footprint by offering bundled services including broadband, video, VoIP and related valuable services such as the Bullseye Club. The company also intends to opportunistically build mobile and/or nomadic WiMAX networks in and around its market footprint. More information on KeyOn can be found at http://www.keyon.com.

Non-GAAP Measures

This press release includes disclosure regarding “Adjusted EBITDA” which is a measurement used by KeyOn Communications to monitor business performance and are not recognized measures under GAAP (generally accepted accounting principles). Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures.

“Adjusted EBITDA” is defined as earnings or loss from operations adjusted for depreciation, amortization, goodwill impairment and non-cash stock based compensation expenses. Adjusted EBITDA should not be construed as an alternative to operating loss as defined by GAAP.

Safe Harbor Statement Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements may include, without limitation, the company’s expectations regarding: future financial and operating performance and financial condition; plans, objectives and strategies; product development; industry conditions; the strength of its balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of the company’s control, which could cause actual results to differ materially from such statements, including, without limitation, the company’s ability to secure ARRA stimulus funding, its ability to successfully complete accretive acquisitions and grow its business organically, the company’s reliance on multi-user unlicensed spectrum to service subscribers, competition from larger and better financed providers, the company’s reliance on third party sales representatives and new and more burdensome telecommunications’ regulations. For a more detailed description of the factors that could cause such a difference, please refer to the company’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in our Form 10-K filed on April 13, 2010. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The company undertakes no obligation to update or supplement such forward-looking statements.

Company Contact:

KeyOn Communications Holdings, Inc.

Rory Erchul, 402-998-4044

VP of Marketing

rerchul@keyon.com

www.keyon.com

- or -

Investor Relations Contact:

Liviakis Financial Communications, Inc.

John Liviakis, 415-389-4670

John@Liviakis.com

www.liviakis.com